Exhibit 10.20

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE (1) SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL; OR (2) DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

DATED	26 March 2021

(1) ST GEORGE STREET CAPITAL

AND

(2) SGS GLOBAL LIMITED

EXCLUSIVE FUNDING AGREEMENT

THIS AGREEMENT is made the	26	day of March 2021

BETWEEN:

(1)	St George Street Capital, a private company limited by guarantee without share capital incorporated in England and Wales, company number 10537833 and also a registered charity in England and Wales (registered charity number 1171470) whose registered office is at Bates Wells Braithwaite, 10 Queen Street Place, London, United Kingdom, EC4R 1BE (“Capital”); and

(2)	SGS Global Limited, a company incorporated in the Cayman Islands, company number OC-346289, whose registered office at do Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands (“Global”),

each a “Party’ and together, the “Parties”.

WHEREAS:

(A)	Capital is a UK registered charity whose objects include the advancement of medical research and development for public benefit.

(B)	Capital has and expects to have a number of drug discovery and/or development projects which it will require funding to support.

(C)	Capital and Global entered into a deed of licence dated 28 January 2019 (the “Deed of Licence”) pursuant to which Capital agreed to offer all drug discovery and/or development projects to Global to be licensed exclusively.

(D)	Capital and Global wish to terminate the Deed of Licence and Capital wishes to offer Global an exclusive first right to provide or procure the provision of funding to support Capital’s drug development projects on the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1	INTERPRETATION

1.1	In this Agreement except where the context requires otherwise, the following words and expressions shall have the following meanings:

“Affiliate” means with respect to a given entity, any person, corporation, partnership or other entity, that Controls, is Controlled by, or is under common Control with such entity. For the purposes of this Agreement only, Capital and Global shall not be considered to be Affiliates of each other.

“Agreement” means this agreement and each of the Schedules as amended from time to time in accordance with Clause 16.

“Business Day” means a day other than a Saturday, Sunday or any public holiday in England and the Cayman Islands.

“Commercialisation Agreement” means any agreement pursuant to which Capital grants rights to a Third Party to further develop, commercially distribute, supply, license, commercialise and/or otherwise exploit any Project Results which shall include: (i) any licence granted by Capital under any such Project Results; (ii) any grant of the right to acquire such a licence; or (iii) any agreement pursuant to which Capital assigns any of its rights in the Project (including any Project Results) to a Third Party, but which shall exclude any arrangements entered into with a CRO.

“Commercially Reasonable Efforts” means the efforts and resources commonly used by a company with similar resources available as Capital has available for the Project (or, where applicable, its licensee) for a product at a similar stage in its life cycle, with similar market potential taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labelling, present and future market potential, competitive market conditions, pricing and reimbursement issues, and other relevant factors commonly considered in similar circumstances.

“Competent Authority” means any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of, or of any government of, any country having jurisdiction over the Agreement or any of the Parties (such as the Financial Conduct Authority or any successor entity) or over the development or marketing of medicinal products (such as the United States Food and Drug Administration or the European Medicines Agency).

“Confidential Information” means any information, in tangible or non-tangible form (including oral disclosure) which is not in the public domain including inventions, know how, research and development plans, information relating to the customers, suppliers, business partners, clients, finances, business plans and products (in each case actual or prospective) of a Party, the terms of this Agreement, and any other technical or business information (whether or not marked as confidential), which is obtained by any Party from another (or its representatives) pursuant to this Agreement.

“Control” means the possession (directly or indirectly) of fifty per cent (50%) or more of the voting stock or other equity interest of a subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise.

“Effective Date” means the date this Agreement is made.

“Executive Officers” means an authorised representative of Capital and an authorised representative of Global or such other authorised officer of a Party as may be substituted from time to time upon the giving of written notice by that Party to the other Party.

“Expenses” means all costs and expenses incurred from time to time by or on behalf of Capital in relation to the filing, prosecution, drug development, management and out-licensing of any intellectual property licensed or acquired in relation to or generated in or pursuant to a Project including:

(a)	all travel and other out-of-pocket expenditure;

(b)	all FTE Costs;

(c)	the cost of insurance incurred in relation to the Project;

(d)	all Third Party fees incurred in the negotiation and finalisation, management and enforcement of an out-licence in respect of the Project;

(e)	any Patent Costs directly related to the Project including, without limitation, legal fees;

(f)	any consideration payable by Capital to a Third Party in respect of the use of any intellectual property which is necessary or useful for the research, development or commercialisation of any intellectual property generated in or pursuant to a Project.

(g)	courier charges and Third Party printing costs; and

(h)	any non-recoverable taxes or charges including Value Added Tax which may be imposed in connection with any of the foregoing or any Net Revenue.

“Expert” has the meaning set out in Clause 24.1.1.

“Force Majeure” means in relation to a Party any event or circumstance which is beyond the reasonable control of that Party, which event or circumstance that Party could not reasonably be expected to have taken into account at the Effective Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, strike, lockout or other industrial disturbance, war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, explosion, epidemic or pandemic, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

“FTE Costs” means the costs of any full time equivalent employee of Capital engaged in running or managing a Project which costs shall be calculated based on time spent using an FTE rate which will be agreed from time to time in good faith by the parties.

“Initial Project Cost” has the meaning given to it in Clause 3.4.1.

“Joint Commercialization Committee” or “JCC” means the relevant joint Commercialization committee to be established by the Parties pursuant to Section 4.1 to oversee and manage the development and execution of a commercialisation strategy for any Project Results arising from the performance of each respective Project.

“Net Revenue” means the amount of all payments (excluding value added tax or other sales tax) and, as applicable, the value of all non-monetary receipts received from time to time by or on behalf of Capital or its Affiliates in respect of any Commercialisation Agreement, including:

(a)	option fees, licence issue fees or up-front payments, annual licence fees, milestone or other lump sum payments which are attributable to the grant of the rights in question (whether at the stage of development, marketing, or otherwise), royalties, success, bonus, maintenance, periodic (including annual) and all other payments or any other sums Capital or its Affiliates may receive in respect of a Commercialisation Agreement;

(b)	where any Commercialisation Agreement is entered into as part of a cross-licensing arrangement, the value of any Third-Party licence obtained under such arrangements; and

(c)	any shares, options, or other securities obtained from a Third Party in consideration for the grant of rights by Capital under a Commercialisation Agreement,

subject to the following:

(i)	where the transaction giving rise to the payment or receipt is not an arm’s length commercial transaction, the Net Revenue shall be the amount or value that would have been paid or due if it had been such a transaction;

(ii)	where a payment to which this definition applies arises from a transaction relating to both (i) a Project or any Project Results and (ii) other intellectual property (including from a different Project), then if the Parties cannot agree within a reasonable period the proportion of the payment which is attributable to the particular Project, the matter shall be referred to an Expert appointed in accordance with Clause 24.1 for final determination; and

(iii)	For the avoidance of doubt, no payment shall be due (i) in respect of payments received by Capital or its Affiliates that are for the purpose of research and development itself; or (ii) in respect of payments received in relation to any share capital or other equity-like interest of Capital or any of its Affiliates except for any portion of such payment which is premium paid over the fair market value of the relevant shares.

“Patent Costs” means any costs and expenses incurred in filing, prosecuting, maintaining, defending and enforcing any Patents licensed or acquired as part of or arising from the performance of a Project, including official filing, prosecution, maintenance and renewal fees, patent attorney, translation, legal and other professional fees and expenses and costs and expenses associated with any opposition or interference action or inter parties review and all FTE Costs associated therewith.

“Patents” means any patent applications, patents, author certificates, inventor certificates, utility models, and all foreign counterparts of them and includes all divisionals, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to them, as well as any supplementary protection certificate, or any like form of protection.

“Project” has the meaning given to it in Clause 3.1.

“Project Cost” means the Initial Project Cost together with all FTE Costs and all Third Party Service Provider costs incurred by Capital in relation to a Project and all other payments Capital makes to Third Parties in relation to the Project.

“Project Funding Agreement” has the meaning given to it in Clause 3.4.

“Project Notice” has the meaning given to it in Clause 3.2.

“Project Option” has the meaning given to it in Clause 3.1.

“Project Results” means all data, information, results, inventions and intellectual property rights arising from the performance of a Project.

“Term” means the term of this Agreement determined in accordance with Clause 12.

“Third Party” means a person other than a Party, or a licensee.

“Third Party Service Provider” means any Third Party who provides research, development and/or manufacturing services to Capital in connection with a Project, including contract research organisations, universities and hospitals.

“Year” means a calendar year.

1.2	In this Agreement:

1.2.1	unless the context requires otherwise, all references to a particular Clause, paragraph or Schedule shall be references to that clause, paragraph or schedule, in or to this Agreement;

1.2.2	the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.3	unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4	unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality; and

1.2.5	references to the words “include” or “including” shall be construed without limitation to the generality of the preceding words.

2	LICENCE TERMINATION

With effect from the date of this Agreement, and in consideration for the rights granted by the Parties pursuant to this Agreement, the Parties hereby agree to terminate the Deed of Licence. Each Party hereby irrevocably and unconditionally releases the other Party from all the obligations, duties, liability, claims and demands under the Deed of Licence, whether actual or contingent.

3	PROJECT FUNDING

3.1	Project Option. Global shall have the exclusive first right (but not the obligation) to provide to Capital (or procure the provision of) all funding for the performance of a drug discovery and/or development project that Capital wishes to undertake (each a “Project”) in consideration for a share of the Net Revenue in respect of such Project (each a “Project Option”).

3.2	Project Notice. Capital shall promptly notify Global in writing of each Project that Capital wishes to undertake (each a “Project Notice”), including reasonably detailed information regarding the scope of such Project and the estimated total amount of funding required to undertake such Project.

3.3	Exercise of Project Option.

3.3.1	Within [***] of receipt of a Project Notice by Global, Global shall notify Capital in writing whether it wishes to exercise its exclusive right to provide (or procure the provision of) all or some only of the funding required to perform such Project as set out in the Project Notice. Such notice exercising the Project Option shall specify the source of funding for the Project and the amount of the required funding that Global (together with any Third Party) will provide.

3.3.2	Capital shall have the right, by providing notice in writing to Global, to object to Global procuring funding from a Third Party if Capital, acting reasonably, considers that Capital’s association with the Third Party funder proposed by Global (but not the involvement of Global) is likely to have a material adverse impact on Capital’s reputation.

3.3.3	If Capital objects to the initial Third Party funder proposed by Global in accordance with Clause 3.3.2, Global shall have [***] from the date on which Capital notifies Global that it objects to the initial Third Party to propose that an alternative Third Party funder that is reasonably acceptable to Capital provides the funding, Capital may, acting reasonably, object to the alternative Third Party funder if it considers that Capital’s association with the Third Party funder proposed by Global (but not the involvement of Global) is likely to have a material adverse impact on Capital’s reputation.

3.3.4	If Capital objects to the initial Third Party funder proposed by Global in accordance with Clause 3.3.2 or to an alternative Third Party funder proposed by Global in accordance with Clause 3.3.3, Global shall be deemed to have not exercised the Project Option and Clause 3.5 shall apply.

3.3.5	For clarity Global shall have the right to exercise a Project Option in whole or in part and may provide all or some only of the funding required to perform a Project either itself or through a Third Party.

3.4	Project funding terms. In the event that Global exercises its Project Option in respect of a Project, the Parties shall discuss in good faith the terms of an agreement for the provision of funding for the Project (each a “Project Funding Agreement”), including but not limited to:

3.4.1	the total amount of funding required to be provided for performance of the Project including the FTE Costs, Third Party Service Provider costs and all other Expenses (the “Initial Project Cost”);

3.4.2	the payment schedule in respect of the total Project Cost;

3.4.3	the identity of any Third Party providing any funding for performance of the Project;

3.4.4	the extent to which the terms of any agreement between Capital and any Third Party licensor or assignor of intellectual property rights need to be reflected in the Project Funding Agreement;

3.4.5	the share of Net Revenue payable to Global (and/or any Third Party funder where Global has procured the necessary funding from a Third Party) in consideration for the provision or procurement of funding for the Project (the “Agreed Percentage”). The Agreed Percentage in respect of any Project funded by Global itself shall be 100%. Where Global has exercised its Project Option to procure the provision of funding from a Third Party, the Agreed Percentage shall be equal to 100% LESS the total percentage share payable by Capital to the Third Party funder(s).

Each Project Funding Agreement shall be in the form (or substantially in the form) of a template agreement which shall be agreed between the Parties as soon as possible following the Effective Date and added to this Agreement as Schedule 1 and the Parties agree to negotiate in good faith to finalise and execute each Project Funding Agreement.

3.5	Alternative funding sources. In the event that Global does not exercise its Project Option in respect of a Project within [***] of receipt of a Project Notice or otherwise notifies Capital that it does not wish to exercise such Project Option Capital shall be free to seek alternative funding sources from Third Parties itself. In the event that Global assists in the negotiation and procurement of any such alternative funding sources, the Parties shall discuss and agree any Agreed Percentage of Net Revenue that will be payable to Global in consideration for such support.

3.6	Additional funding. If, for any reason, it appears that the Project Cost for a particular Project in respect of which a Project Funding Agreement has been entered into, will exceed the agreed Initial Project Cost for such Project, Capital will notify Global in writing as soon as it becomes aware that an overspend may occur. The Parties shall discuss in good faith the terms on which any further funding may be provided or procured by Global, provided always that Global shall have the exclusive first right (but not the obligation) to provide or procure the provision of such further funding. In the event that Global does not agree to provide or procure the provision of the further funding to meet the additional Project Cost within [***] of receipt of a notice pursuant to this Clause 3.6, or otherwise notifies Capital that it is unable or does not wish to provide or procure the provision of such additional funding, Capital shall be free to seek alternative funding sources from Third Parties or to directly provide the funding itself. At the time any such Third Party or direct funding is proposed to be provided to or by Capital for a Project, the Parties shall negotiate in good faith and agree upon changes to the Agreed Percentage that reflect the value of the additional funding provided and provide an appropriate financial return for the provider of that additional funding. In the event the Parties are unable to agree upon such changes to the Agreed Percentage, the matter shall be referred to an Expert appointed in accordance with Clause 24.1 for final determination. The Parties shall also agree in good faith additional changes to the Project Funding Agreement for the Project including to the JCC provisions of Clause 4 to reflect the fact that Global is no longer providing all of the funding. In particular Global shall cease to have any final decision making authority under the JCC for any applicable Project if Global is providing [***] of the funding required for such Project.

3.7	Use of funds.

3.7.1	Capital will be responsible for the day to day management of all funds provided or procured by Global for the performance of a Project.

3.7.2	Capital undertakes to use any amounts provided by Global or any Third Party procured by Global exclusively to fund the applicable Project. Capital will not use any such funds for any purpose other than as described in this Clause 3.7.2.

3.8	Consequences of licensing or termination. If a Project is terminated or if Capital enters into a Commercialisation Agreement in respect of a Project , such that Capital is no longer responsible for funding the Project, then Capital will within [***] of the date of termination or licensing, complete a final reconciliation of costs (including all actual and contingent FTE Costs, CRO costs and all Expenses) regarding the Project and identify any residual amount which was contributed by Global and/or any Third Party funding source. Any such residual amount will be returned to a bank account nominated by Global and, if relevant, any such Third Party funding source for the purpose of receiving such refund within [***] of receipt by Capital of confirmation from Global (and, if applicable, such Third Party funding source) that it accepts the calculation provided by Capital. In the event that Global (or, if applicable, such Third Party funding source) does not accept the final reconciliation proposed by Capital, the Parties agree to discuss the matter in good faith and thereafter, failing agreement, the final reconciliation will be referred to an Expert appointed in accordance with Clause 24.1 for final determination.

4	MANAGEMENT OF THE PROJECT AND REPORTING

4.1	Joint Commercialisation Committee. Within [***] of the entry into any Project Funding Agreement, the Parties shall establish a joint commercialisation committee (the “JCC”) to oversee and manage the development and execution of a commercialisation strategy for any Project Results arising from the performance of such Project. In particular, the JCC shall, in respect of each Project:

4.1.1	discuss and approve the commercial strategy for commercialisation of Project Results;

4.1.2	discuss, develop, review and approve proposals for seeking potential licensees or acquirors of Project Results;

4.1.3	discuss and review all proposals received from third parties regarding the licensing or acquisition of any Project Results; and

4.1.4	keep minutes of all meetings held in connection with a Project.

4.2	JCC Membership and Meetings. The JCC for each Project shall be composed of two (2) representatives of each of Capital and Global and, where applicable, any Third Party funder of the particular Project. All representatives selected shall each have the appropriate expertise, seniority and decision-making authority to serve as members of the JCC for such Project. Each of Capital, Global and any Third Party funder (if applicable) may replace its JCC representatives at any time upon written notice to the other parties.

4.2.1	Quorum and Frequency of Meetings

(i)	Subject to Clause 4.3.2, at least two (2) members of the JCC will constitute a quorum for any meeting, provided that at least one (1) representative from each of Capital and Global is present.

(ii)	Where funding has been received for a Project from a Third Party and such Third Party has elected to appoint a representative to attend the JCC, at least three (3) members of the JCC will constitute a quorum for any meeting, provided at least one (1) representative from each of Capital, Global and any Third Party funder is present.

(iii)	The JCC shall meet at such regular times as is agreed in any Project Funding Agreement.

4.3	JCC Decision Making. All decisions of the JCC shall be made by unanimous agreement of all JCC members present at a meeting and no action taken at any meeting of the JCC shall be effective unless a representative of each of Capital, Global and any Third Party funder (if applicable). In the event that the JCC is unable to reach agreement on a matter (including due to lack of a quorum at a meeting) (a “JCC Deadlock”) within 30 days after the date of the JCC meeting at which such matter is first scheduled to be voted upon, such JCC Deadlock shall be referred to the senior representatives of each of Capital, Global and any Third Party funder (as applicable) identified in the Project Funding Agreement. If the senior representatives do not reach resolution within thirty (30) days of the referral of a JCC Deadlock to them, then Global shall have the final decision-making authority with respect to the JCC Deadlock (unless otherwise set out in the Project Funding Agreement) provided that (i) such decision shall be consistent with the terms of this Agreement, (ii) Global shall have no right to amend the terms of this Agreement, (iii) such decision-making authority shall not apply to day-to-day operational decisions with regard to a Project which decisions shall be made by Capital and (iv) at all times no decision of the JCC shall, require or cause Capital to breach any term of an agreement in respect of which Capital has been granted rights including intellectual property rights from a Third Party in relation to a Project or is likely to, bring Capital into disrepute.

4.4	Commercialisation. Capital shall use its Commercially Reasonable Efforts to seek potential licensees or acquirors of its rights and enter into a Commercialisation Agreement in relation to each Project in consultation with the JCC for such Project. Capital shall keep Global reasonably informed through the JCC with regard to the progress of negotiations with a Third Party in relation to each proposed Commercialisation Agreement. The approval of the JCC shall be required prior to Capital signing any heads of terms (or similar document) relating to a Commercialisation Agreement. Global shall not unreasonably withhold its approval of any Commercialisation Agreement.

4.5	Reporting. Capital shall provide a report to Global at least once every calendar month (and/or at such other times as may be agreed in writing between the Parties). Such report shall give a brief report on the progress of the research and development of the Project, the financial position of the Project (including a schedule of the Expenses incurred to date), and shall set out in reasonable detail any activities undertaken by Capital in relation to the commercialisation of the Project.

5	REVENUE SHARING

5.1	Capital shall distribute any Net Revenue it receives as follows:

5.1.1	Capital shall first pay any Expenses that it has incurred or accrued in relation to the Project that were not part of the Project Costs; and thereafter; and

5.1.2	any remaining Net Revenue shall be shared between the Parties according to the Agreed Percentage.

6	PAYMENT AND STATEMENT

6.1	Payments. Except as otherwise expressly provided in this Agreement, all payments due under this Agreement shall be made in pounds sterling (GBP) in cleared funds to such bank account as the receiving Party may notify to the paying Party in writing from time to time.

6.2	Timing of Payments. The share of Net Revenue due under Clause 4 shall be payable within ten (10) Business Days of receipt by or on behalf of Capital of the Net Revenue.

6.3	Exchange Rate. Where Net Revenue is received in a currency other than pounds sterling (GBP), the rate of exchange to be used for converting such other currency into pounds sterling (GBP) shall be the relevant mid-spot rate quoted by the Financial Times on the Business Day prior to which the Net Revenue is received in cleared funds by Capital.

6.4	Payment of Costs. All costs of transmission shall be borne by the payee.

6.5	Payments other than in Cash. If Net Revenue is received other than in cash:

6.5.1	if the non-cash Net Revenue is divisible and transferable (without consent of any party or the operation of any pre-exemption, right of first refusal or similar process), Capital shall transfer to Global and/or any Third Party funding source (as applicable) the Agreed Percentage of the non-cash asset; or

6.5.2	if the non-cash asset is not divisible and transferable (without consent of any party or the operation of any pre-exemption, right of first refusal or similar process), Capital shall use its reasonable efforts to obtain the consent or to exercise any pre-exemption, right of first refusal or similar process to enable the non-cash asset to be divided or transferred to Global and/or any Third Party funding source (as applicable) the Agreed Percentage of the non-cash asset;

6.5.3	if the non-cash asset is not divisible and transferable (without consent of any party or the operation of any pre-exemption, right of first refusal or similar process), and Capital is unable to obtain the consent or to exercise any pre-exemption, right of first refusal or similar process to enable the non-cash asset to be divided or transferred to Global and/or any Third Party funding source (as applicable) Capital shall pay to Global the Agreed Percentage of the non-cash asset, calculated on, and payable within ten (10) Business Days of, the date on which Capital receives a cash amount in respect of such non-cash asset unless the Parties otherwise agree.

6.6	VAT. All payments under this Agreement are expressed to be exclusive of value added tax (or any other sale goods tax) howsoever arising, and the paying Party shall pay, in addition to those payments, on receipt of a tax invoice or invoices from the receiving Party, all value added tax for which the receiving Party is liable to account in relation to any supply made or deemed to be made for value added tax purposes pursuant to this Agreement.

6.7	Withholding. If the paying Party is required by law to make any tax deduction or withholding, the paying Party shall give reasonable assistance to the other Party to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall promptly give the other Party proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld. Any and all expenses incurred by the paying Party in providing such assistance shall be fully reimbursed by the receiving Party.

6.8	Monthly Report. After a Commercialisation Agreement has been entered into by Capital with a Third Party in respect of a Project and for so long as that Commercialisation Agreement exists, Capital shall send to Global and/or any Third Party funding source (as applicable) a written statement detailing in respect of that calendar month (including a nil report if appropriate) within thirty (30) days after the end of each calendar month:

6.8.1	for each Commercialisation Agreement, details of each item of Net Revenue received by Capital during that calendar month and the Net Revenue payable to Global and/or any Third Party funding source (as applicable) thereon;

6.8.2	subject to Clause 6.3, any currency conversions, showing the rates used; and

6.8.3	any further information in the possession of Capital or which Capital is reasonably able to obtain and which is necessary for the calculation of Net Revenue.

7	ACCOUNTS

7.1	Capital shall:

7.1.1	keep and notwithstanding the expiry or termination of this Agreement, maintain and shall use its Commercially Reasonable Endeavours to procure that each licensee keeps and maintains, for at least three (3) years, true and accurate accounts and records (including any underlying documents supporting such accounts and records) in sufficient detail to enable:

(i)	the amount of all sums payable under this Agreement to be determined; and

(ii)	Global to confirm that all funds provided by Global or a Third Party funder have been applied by Capital to Projects in accordance with the terms of this Agreement; and

7.1.2	during the Term and thereafter until the said period of three (3) years relevant to the accounts and records has expired, at the reasonable request of Global and (subject to Clause 7.2) at the expense of Global from time to time, permit or procure permission for a qualified accountant nominated by Global and reasonably acceptable to Capital to inspect and audit those accounts and records and, to the extent that they relate to the calculation of those sums, to take copies of them.

7.2	If, following any inspection pursuant to Clause 7.1.2, Global’s nominated accountant certifies that:

7.2.1	the Net Revenue payments in respect of any Year fall short of the sums which were properly payable in respect of that Year under this Agreement, Global shall send a copy of the certificate to Capital and Capital shall (subject to Clause 7.3) within seven (7) days of the date of receipt of the certificate pay the shortfall to Global and, if the shortfall exceeds [***], Capital shall also reimburse to Global the reasonable costs and expenses of Global in making the inspection; and/or

7.2.2	any funds provided by Global or any Third Party funder have been applied other than in accordance with this Agreement, Global shall send a copy of the certificate to Capital and Capital shall (subject to Clause 7.3) within seven (7) days of the date of receipt of the certificate pay to Global an amount equal to the amount which has been dis-applied and, if the amount dis-applied exceeds [***], Capital shall also reimburse to Global the reasonable costs and expenses of Global in making the inspection.

7.3	If within seven (7) days of the date of receipt by Capital of any certificate produced pursuant to Clause 7.2 Capital notifies Global in writing that it disputes the certificate, the dispute shall be referred for resolution by the Expert in accordance with Clause 24.1.

8	WARRANTY

8.1	No reliance on warranties not in the Agreement. Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties, terms and undertakings implied by statute, common law or otherwise are excluded from this Agreement to the fullest extent permissible by law.

8.2	Warranties. Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

8.2.1	it is duly organised and validly existing under the laws of its place of incorporation;

8.2.2	it has legal power, authority and right to enter into this Agreement;

8.2.3	the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organisational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound;

8.2.4	it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement, and that this Agreement has been duly authorised, executed, and delivered by that Party; and

8.2.5	that this Agreement is a valid, binding, and legally enforceable obligation of that Party (subject to applicable laws of bankruptcy and moratorium).

8.3	No Further Representations or Warranties. No director, officer, employee or agent of any Party or its Affiliates is authorised to make any further representation or warranty to the other Party which is not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties.

9	INSURANCE

9.1	Capital to take out insurance. Reasonably prior to commencement of any human being dosed with any product developed in the performance of a Project, Capital shall put in place and thereafter maintain comprehensive product liability insurance and general commercial liability insurance through a reputable insurance company. The cost of any such insurance will be a Project Cost. At Global’s request, Capital shall provide Global with a certificate evidencing the coverage required hereby, and the amount thereof. Such insurance shall be maintained for not less than three (3) years following the expiration or termination of this Agreement (or such longer period as is customary practice) for any reason.

10	LIMITATION OF LIABILITY

10.1	Exclusion of liability. Subject to Clause 10.2, no Party nor their respective directors, officers, employees and agents shall have any liability under or in connection with this Agreement whether under statute or in tort (including but not limited to negligence), contract or otherwise in respect of: (i) any consequential or indirect loss; and/or (ii) any loss of goodwill, opportunity or contract (in each case whether direct or indirect), in either case even if advised in advance of the possibility of such losses.

10.2	No exclusion of liability for personal injury or death. Nothing in this Agreement shall be construed as excluding or limiting the liability of any person for: (i) death or personal injury caused by negligence; (ii) fraud or fraudulent misrepresentation; or (iii) any other liability which cannot be limited or excluded by law.

11	CONFIDENTIALITY

11.1	Confidentiality undertakings. Each Party (the “Receiving Party”) undertakes with each other Party (the “Disclosing Party”) that it shall keep, and it shall procure that its respective directors, partners, officers, employees and agents (collectively, “Representatives”) shall keep, secret and confidential all Confidential Information of the Disclosing Party and shall not publish or disclose the same or any part of the same to any person whatsoever other than:

11.1.1	in the case of Capital to: (i) licensees, acquirors or licensors of intellectual property and Third Party Service Providers, and potential licensees, acquirors and potential Third Party Service Providers, provided that any such persons have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 11; (ii) investors in Capital pursuant to its obligations under applicable laws and regulations (in particular but without limitation those of the Financial Conduct Authority); (iii) Competent Authorities in the Territory as necessary in communications relating to any products covered by any intellectual property arising from a Project;

11.1.2	in the case of each Party to potential investors in or acquirors of that Party, provided that in each case such persons have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 11;

11.1.3	where a Party is exercising its rights pursuant to Clause 14, to potential investors in or acquirors of that Party’s interest in Net Revenue, provided that in each case such persons have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 11; and

11.1.4	in the case of each Party, to its Representatives directly or indirectly concerned in the exercise of the rights granted under this Agreement.

11.2	Representatives to be bound by confidentiality. Each Party shall ensure that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by a legal obligation of confidentiality no less restrictive than that set forth in this Clause 11.

11.3	Exclusions from confidentiality undertakings. The provisions of Clauses 11.1 and 11.2 shall not apply to Confidential Information which:

11.3.1	the Receiving Party can demonstrate by reference to written records to have been in its possession (other than under an obligation of confidence to the Disclosing Party or to a Third Party) at the date of receipt;

11.3.2	the Receiving Party can demonstrate by reference to written records to have been received from a Third Party which does not have an obligation of confidence to the Disclosing Party;

11.3.3	enters the public domain otherwise than through a breach of any obligation of confidentiality owed to the Disclosing Party; or

11.3.4	the Receiving Party can prove it has independently developed without direct or indirect access to any of the Disclosing Party’s Confidential Information.

11.4	Permitted disclosure. The Receiving Party may disclose Confidential Information to the extent that such disclosure is:

11.4.1	necessarily required of the Receiving Party by order of a Competent Authority or otherwise by applicable law; provided, that the Receiving Party shall, to the extent practicable, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information the subject of such order be held in confidence by such Competent Authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information that is legally required to be disclosed in response to such order;

11.4.2	required with regard to the disclosure requirements of (i) a national securities exchange or other stock market; (ii) a related regulatory body on which the Receiving Party’s securities are or are proposed to be traded; or (ii) in the case of Capital, the UK Charities Commission, provided it has used reasonable endeavours in the time available to provide notice to the Disclosing Party of the terms of any such disclosure beforehand.

11.5	Notification by Disclosing Party. Insofar as the Receiving Party believes that any of the provisions of Clause 11.4.1 or 11.4.2 apply to Confidential Information, it shall notify the Disclosing Party at the earliest opportunity.

11.6	Effect of disclosure. The Receiving Party agrees that the disclosure of the Disclosing Party’s Confidential Information without the express written consent of the Disclosing Party may cause irreparable harm to the Disclosing Party, and that any breach or threatened breach of this Agreement by the Receiving Party may entitle the Disclosing Party to injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

11.7	Duration. The provisions of this Clause 11 shall remain in force for a period of ten (10) years from the expiry or termination of this Agreement.

12	TERM AND TERMINATION

12.1	Term. This Agreement will become effective on the Effective Date. Subject to the provisions of this Clause 12, it will remain effective in respect of each Project until the expiry of the right of a Party to receive a share of the Net Revenue pursuant to this Agreement.

12.2	Right to terminate. Without prejudice to any other rights of the Parties, this Agreement may be terminated in respect of a Project by notice in writing:

12.2.1	by Capital on the one hand, or by Global on the other hand, forthwith if, in respect of the other Party, a voluntary arrangement is proposed or approved or an administration order is made, or a receiver or administrative receiver is appointed of any of the other Party’s assets or undertakings or a winding-up resolution or petition is passed (otherwise than for the purpose of solvent reconstruction or amalgamation, in particular with respect to any reorganisation of the structure of that Party) or if any circumstances arise which entitle a court or a creditor to appoint a receiver, administrative receiver or administrator or make a winding-up order or similar or equivalent action is taken against or by that other Party by reason of its insolvency or in consequence of debt;

12.2.2	by Capital in the event of material or persistent breach of this Agreement by Global which is not capable of remedy and where that breach is capable of remedy, Global fails to remedy it within [***] after service of written notice from Capital requiring Global to remedy that breach provided that the parties shall continue to perform this Agreement and to be subject to the obligations and benefit from the rights set out in this Agreement and this Agreement shall not be terminated until such breach is confirmed by a final, unappealable decision of a court of competent authority or otherwise agreed by the parties;

12.2.3	by Capital in the event that Capital decides to cease development of a Project provided that in such event termination shall apply to that Project only and this Agreement shall continue in full force and effect in respect of any other Projects.

For the avoidance of any doubt Global’s rights to receive a share of revenue in accordance with Clause 5 shall continue in full force and effect notwithstanding termination of this Agreement (or any Project) in accordance with this Clause 12.

12.3	Provisions to continue on termination. The termination of this Agreement howsoever arising will be without prejudice to the rights and duties of any Party accrued prior to termination. The following Clauses will continue to be enforceable notwithstanding termination: Clauses 3.7, 3.8, 4.5, 5, 6, 7, 9, 10. 11, 14, 15, 18, 19, 20, 21, 23, 24 and 25.

13	FORCE MAJEURE

13.1	Force Majeure event. If a Party is unable to carry out any of its obligations under this Agreement due to Force Majeure (the “Non-Performing Party”) this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the relevant obligations of the other Party (“the Innocent Party”) under this Agreement shall be suspended for the duration of the circumstance of Force Majeure provided that:

13.1.1	the suspension of performance is of no greater scope than is required by the Force Majeure;

13.1.2	the Non-Performing Party gives the Innocent Party prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

13.1.3	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

13.1.4	as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

13.2	Right to terminate. If the Force Majeure continues for [***] or more, the Innocent Party to this Agreement may give [***] written notice to terminate this Agreement to the Non-Performing Party and termination shall occur if the Force Majeure is continuing at the end of that [***] notice period.

14	ASSIGNMENT

14.1	Rights to assign. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

14.2	Save as provided in this Clause 14.2, this Agreement shall not be assigned without the prior written consent of the other Party to the Agreement, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing:

14.2.1	each Party shall have the right to assign the right to receive or retain its share of Net Revenue pursuant to Clause 5.1.2; and

14.2.2	a Party may assign this Agreement in its entirety, without any consent of the other Parties to an Affiliate provided always that on the assignee ceasing to be an Affiliate this Agreement is assigned back to the assigning Party and failure to assign this Agreement to the assigning Party shall be a material breach of this Agreement.

15	NOTICES

15.1	Notices. All notices shall be in writing and sent by hand, email, or recorded delivery and shall be deemed to be properly served (i) if sent by hand, when delivered at the relevant address; (ii) if sent by recorded delivery, three (3) Business Days after posting; (iii) if sent by email, when transmitted, provided a confirmatory copy is sent by post within twenty four (24) hours of transmission, and shall be sent to the following addresses or email address as may be amended by the relevant Party in writing:

Capital:

Address: 2a/2b Thrales End Business Centre, Thrales End Lane, Harpenden, AL5 3NS

Email: [***]

For the attention of: [***]

Global:

Address: SGS Global Ltd, do Ogiers, 89 Nexus Way, Camana Bay, Cayman Islands

Email: [***]

For the attention of: [***]

16	VARIATION

16.1	No variation, modification, amendment, extension or release from any provision of this Agreement shall be effective unless it is in writing, signed by all Parties.

17	ENTIRE AGREEMENT

17.1	Each Party confirms that this Agreement (including all Schedules) represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto.

17.2	Each Party confirms that:

17.2.1	in entering into this Agreement it has not relied on any representation or warranty or undertaking which is not contained in this Agreement and it will not have any claim, right or remedy arising out of any such representation or warranty or undertaking; and

17.2.2	except as provided for in this Agreement and without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, each Party agrees that the only rights and remedies available to it arising out of or in connection with any warranties, statements, promises or representations will be for breach of contract and irrevocably and unconditionally waives any right it may have to any claims, rights or remedies which it might otherwise have had in relation to them.

18	FURTHER ASSURANCE

18.1	Each Party hereby undertakes to do all such other acts and things, and execute and provide all such documents at another Party’s request and cost as may be necessary or desirable to give effect to the purposes of this Agreement.

19	WAIVER

19.1	No relaxation, forbearance, waiver or indulgence by any Party in enforcing any of the terms or conditions of this Agreement or the granting of time by any Party to another shall prejudice, affect or restrict the rights and powers of such Party, unless contained in a writing signed by the Party charged with such waiver. The waiver of any breach of any term or any condition of this Agreement shall not be construed as a waiver of any subsequent breach of a term or condition of the same or of a different nature.

20	SEVERABILITY

20.1	If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including by reason of the provisions of any legislation and/or by reason of any court or Competent Authority):

20.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

20.1.2	in the case of the illegality, invalidity or unenforceability of a part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect and in no circumstances shall sums paid by Capital to Global under this Agreement be repayable.

20.2	If in the reasonable opinion of any Party any severance under this Clause 20 materially affects the commercial basis of this Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

21	NO PARTNERSHIP

21.1	Nothing in this Agreement is deemed to constitute a partnership between the Parties nor constitute any Party as the agent of any other Party for any purpose.

22	EXECUTION

22.1	This Agreement may be executed in any one or more number of counterpart agreements each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

23	ANNOUNCEMENTS, PUBLICATIONS AND USE OF NAMES

23.1	Save as provided in Clause 23.2 no Party shall make, or procure or permit the making of, any press release or other public announcement (including on any website or in any company publication) in relation to this Agreement without first obtaining the written approval of the other Parties to any such release or announcement, which shall not unreasonably be withheld, conditioned or delayed.

23.2	Any Party may make an announcement with respect to this Agreement or any ancillary matter if required by law or the regulations of any stock exchange to which it is subject, without the other Parties’ consent provided it has used reasonable endeavours in the time available to consult with the other Parties on the terms of any such announcement beforehand.

23.3	No Party shall use the name or marks of the other Party, other than as provided in Clause 23.1 and 23.2 without the prior written consent of such Party which shall be at that Party’s sole discretion.

24	DISPUTE RESOLUTION AND GOVERNING LAW

24.1	In the event that a determination of the Expert is sought under this Agreement:

24.1.1	the Parties shall appoint a suitably qualified, mutually agreed independent expert. However, in the event that the Parties are unable to reach agreement on the identity of such an expert within fifteen (15) Business Days of any Party seeking in writing to the other to appoint such expert, each Party shall submit two (2) names to the President for the time being of the Association of the British Pharmaceutical Industry (or any successor body thereto), who shall select an individual from the names submitted and the Parties shall appoint such individual as an expert. The individual appointed pursuant to this Clause 24.1.1 shall be the “Expert”;

24.1.2	the opinion of that Expert (who shall act as an expert and not as an arbitrator) shall be final and binding on the Parties;

24.1.3	each Party shall make written submissions to the Expert and to the other Parties within twenty (20) Business Days of the Expert’s appointment;

24.1.4	each Party shall have ten (10) Business Days to respond to the other Party’s submissions;

24.1.5	the Parties shall request that the Expert deliver his or her opinion within a further twenty (20) Business Days; and

24.1.6	the costs associated with the appointment of the Expert shall be borne in such proportions as the Expert may determine to be fair and reasonable in all the circumstances or, if no such determination is made by the Expert, by the Parties in equal proportions.

24.2	It shall be a condition precedent to the commencement of any action in court or other tribunal (save an action for an interim injunction) in respect of any dispute relating to this Agreement that the Parties have sought to resolve the dispute by a Party notifying the other Party in writing specifying the nature of the dispute and requesting that the dispute be resolved by the Executive Officers who shall meet (whether in person or via teleconference) within twenty-one (21) days of such notice to seek resolution in good faith. If the Executive Officers are unable to resolve the dispute at such meeting, any Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement.

24.3	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, English law. Subject to Clauses 24.1 and 24.2, the courts of England shall have exclusive jurisdiction to determine any disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation or performance of, or the legal relationships established by or otherwise arising out of or in connection with this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For these purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts.

25	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

25.1	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

[Signature page follows]

The Parties hereby execute this Agreement by their duly authorised representatives:

For ST GEORGE STREET CAPITAL

Signature:	/s/ Dave Tapolczay

Name:	Dave Tapolczay

Title:	Director

For SGS GLOBAL LIMITED

Signature:	/s/ Andrew Regan

Name:	Andrew Regan

Title:	Director

SCHEDULE 1

PROJECT FUNDING AGREEMENT TEMPLATE

[Copy to be added following agreement of the template after the Effective Date]

- 20 -